UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2024

cbdMD, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	001-38299	47-3414576
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Westinghouse Blvd., Suite A
Charlotte, NC 28273
(704)445-3060
(Address and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YCBD	NYSE American
8% Series A Cumulative Convertible Preferred Stock	YCBD PR A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2024 (the “Effective Date”), cbdMD, Inc. (the “Company”) entered into an Amendment (the “Amendment”), to amend (i) its outstanding 8% Senior Secured Original Issue 20% Discount Convertible Promissory Notes with an original issuance date of January 30, 2024 (each a “Note” and collectively, the “Notes”), issued by the Company to five institutional investors (the “Holders”) and (ii) the Security Agreement entered into by and between the Company and the Holders dated January 30, 2024 (the “Security Agreement”).

As previously disclosed, the Company’s wholly owned subsidiary, CBD Industries, LLC (“CBD Industries”), filed a cancellation proceeding before the U.S. Patent and Trademark Office Trademark Trial and Appeal Board (TTAB) against Majik Medicine, LLC (“Majik”), in April 2019 to cancel Majik’s issued supplemental register trademark for “CBD MD” (the “Limited Mark”) on multiple grounds and Majik filed certain counter claims under a matter pending in United States District Court for the Western District of North Carolina (the “Majik Claims”). On the Effective Date the Company and CBD Industries entered into a Settlement, Purchase and Release Agreement with Majik (the “Purchase Agreement”) and acquired the Limited Mark in consideration of the payments described below and the Company and Majik agreed to jointly execute and file a voluntary dismissal with prejudice for the proceedings relating to the Majik Claims. Furthermore, upon execution of the Purchase Agreement each party released the other from all claims relating to the Majik Claims. The Company paid Majik $100,000 on the date of the Purchase Agreement and shall pay Majik $50,000 on each one-year anniversary of the Purchase Agreement for a period of four years (the “Additional Payments”). In the event the Company fails to make an Additional Payment, the Limited Mark shall be reassigned to Majik. The Company also issued Majik 75,000 shares of common stock on the Effective Date (the “Initial Shares”) and will issue Majik 50,000 additional shares of common stock on the one-year anniversary of the Purchase Agreement. In addition, the Company entered into a five-year consulting agreement with Majik.  Under the agreement Majik shall provide nonexclusive consulting services to solicit and refer a specific business vertical wholesale customer base of Licensed Practitioners who provide clinical services to individuals and receive a 15% commission on any annual increase of net sales relating to new sales to such Licensed Practitioners. This is a wholesale customer base the Company has been unable to exploit which has positive potential. The Company believes securing the Limited Mark enhances the Company’s overall IP portfolio and removes the procedural impediments at TTAB to facilitate the issuance of additional marks for the Company’s brands and avoids continued costly litigation which would otherwise be required to secure the Limited Mark. Pursuant to the Purchase Agreement, Majik also appointed William Raines III, an independent member of the Company’s board of directors, as the proxy for Majik for the Initial Shares, for twelve months from the Effective Date.

The Amendment (i) amends the Note to include the pledge of the Limited Mark as a Permitted Lien (as defined under the Note) and include the Additional Payments as a Permitted Indebtedness (as defined under the Note); and (ii) amends the Security Agreement to revise the definition of Excluded Assets (as defined under the Security Agreement) to include the Limited Mark until the Company completes the Additional Payments.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above under Item 1.01, to the extent applicable, is hereby incorporated by reference herein. The transaction was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Forward-Looking Statements

This Form 8-K includes forward-looking statements related to the positive potential to the Company from entering into the Consulting Agreement and the Company’s beliefs regarding the benefits of securing the Limited Marks. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding the Company and the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include those listed in the Company’ Form 10-K for the year ended September 30, 2023, as well as the wholesale customer base not accepting our products, consumers hesitation to change, and our inability to meet the requirements under the Consulting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

cbdMD, Inc.

Date: August 28, 2024	By:	/s/ T. Ronan Kennedy
Name: T. Ronan Kennedy
Title: Chief Executive Officer and Chief Financial Officer